EXHIBIT 23





DELOITTE
& TOUCHE




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-55623, 333-12997 and 333-89965 of The L.S. Starrett Company on Form S-8 of our report dated August 1, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the accounting for goodwill and the method of evaluating potential impairment of long-lived assets) appearing in this Annual Report on Form 10-K of The L.S. Starrett Company for the year ended June 28, 2003.


S/DELOITTE & TOUCHE LLP

Boston, Massachusetts
August 29, 2003